FISHER HEALTHCARE, A DIVISION OF FISHER SCIENTIFIC COMPANY L.L.C. (“FISHER”)
DISTRIBUTION AGREEMENT

(June 15, 2010 through May 31, 2012) (the “Initial Term”)

Supplier Information	Supplier #:

Supplier Legal Name:	Akers Biosciences, Inc.
EIN #:	22-2983783
State of Organization	New Jersey Corporation

Address:	201 Grove Road	Contact:	Name:	Thomas A. Nicolette
	Thorofare, New Jersey 08086 USA		Title:	President and Chief Executive Officer
			E- Mail:	tan@akersbiosciences.com
			Phone:	856.848.2116
			Fax:	856.848.0269

1.	PRODUCTS, INVENTORY AND WARRANTY

1.1          This Agreement will cover all products sold by Supplier to Fisher (the “Products”). If Supplier develops similar or replacement products Supplier will make those products available to Fisher under the terms set forth in this Agreement, (except for price which will be agreed upon by Supplier and Fisher).

1.2          Fisher will have the non-exclusive right to distribute the Products in the United States.

1.3          Fisher will order Products by placing purchase orders and Supplier will fill those orders as set forth in this Agreement. Fisher and Supplier acknowledge and agree that Supplier shall be required to fill any orders placed by Fisher pursuant to this Agreement and that Supplier shall not have the right to decline such orders.

1.4          In ordering and invoicing, Supplier agrees to use an electronic (EDI) system reasonably acceptable to Fisher.

1.5          If Fisher agrees to stock the Products, Supplier agrees to accept returns or exchanges of saleable new Product inventory at full acquisition cost with no restocking or handling fees if Fisher reasonably determines that sales are not sufficient to justify inventory levels. SUPPLIER will accept returns of product in unopened, saleable, case quantities on a quarterly basis. In the event of a return or exchange, Supplier agrees to pay all associated shipping costs, F.O.B. shipping point. Additionally, Supplier agrees to repurchase from Fisher at full acquisition cost with no restocking or handling fees any saleable new Product inventory at the time of termination or expiration of this Agreement, subject to Fisher’s post-termination needs set forth in Section 6.3 below. SUPPLIER will accept returns of product in unopened, saleable, full case quantities on a quarterly basis. Supplier agrees to pay all associated shipping costs for returns and exchanges, F.O.B. shipping point. In addition, any Products owned by Fisher and rendered unusable due to: (i) a change in any Product specification by Supplier or FDA, (ii) discontinuation or elimination or recall by Supplier of any Product from its product offering, (iii) release by Supplier of any improved or updated version of any Product or (iv) other cause listed in Attachment A, shall be repurchased from Fisher by Supplier within thirty (30) days following Fisher's written request at full acquisition cost by Fisher. Supplier agrees to pay all associated shipping costs for returns and exchanges, F.O.B. shipping point.

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

1.7          Supplier will provide to Fisher and its customer (as requested) current MSDS for all hazardous Products and product information as requested by Fisher for proper regulatory classification. Supplier agrees to work in good faith with Fisher to provide the MSDS to Fisher prior to the initial shipment of product to Fisher or its customers to which Supplier drop-ships. Current copies of product MSDS are immediately available in the pertinent Product’s section of Supplier’s website under Literature.

1.8          Supplier agrees to extend to Fisher and its customers no less than its standard warranty and product return policies.

1.9          In the event of breach of any applicable warranty, Supplier will at Fisher’s discretion, (i) repair or replace the Product at Supplier’s expense, or (ii) refund the purchase price, including any applicable shipping charges.

2.	PRICING, PAYMENT AND REBATES

The purchase prices to be charged will be the net purchase price for the Products. These prices are outlined on Attachment A. The quoted prices include all hazardous materials, refrigeration or other fees, charges or surcharges unless otherwise noted on the attachment.

2.2          The Attachment A pricing will remain fixed through December 31, 2011. After the expiration of the Firm Price Period, prices may be increased no more than once in any contract year to be effective January 1 of the following calendar year. Supplier will provide written notice of any proposed price increase at least 120 days prior to the effective date. Price increases will not exceed the lesser of two percent (2%) per year or the annualized percentage change in Consumer Price Index (CPI) for all Urban Consumers (Current Series) – U.S. All items Less Food and Energy – Series I.D.: CUUR0000SA0L1E at http://data.bls.gov/cgi-bin/surveymost?cu for the previous 12 month period. New prices, once agreed upon, shall be firm and remain in effect until the next December 31, unless otherwise agreed to. Shipments shall be billed at the price in effect at time of order placement. Notwithstanding the foregoing, to the extent that Fisher cannot pass onto its contracted customers all or a portion of the price increase provided for in this Section 2.2, Supplier and Fisher shall execute a cost recovery rebate agreement (substantially in the form attached hereto at Exhibit C) providing a rebate to Fisher of any amounts that cannot be passed on to customer.

2.3          Shipments will be billed at the price in effect at time of order placement. In the event of a price decrease, Supplier will provide Fisher with a credit for the price reduction with respect to any on-hand inventory or in-transit inventory.

2.4          Supplier agrees to negotiate in good faith with Fisher to provide special pricing on large quantities or where required in order for Fisher to meet competition.

2.5          Payment terms will be Net 45 days from the date of receipt of an accurate invoice. Notwithstanding the foregoing, Fisher will not be in default if payments are paid within five (5) days of due date.

2.6          Supplier agrees to pay to Fisher the Rebate/Growth Incentive described on Attachment A. Annual rebates will be paid to Fisher by March 31 of the following year. If Supplier does not make its rebate payment in a timely manner, Fisher will be permitted to auto-debit Supplier’s account.

3.	DELIVERY AND TRANSPORTATION

3.1          Supplier will ship the Products F.O.B. Destination point as designated by Fisher or its customer freight to be prepaid and absorbed by Supplier. Unless otherwise stated on Attachment A, Supplier will not apply any additional fees or charges to Fisher for the shipment of goods.

3.2          Supplier will drop ship products that are utilized for user training and/or require packaging in dry ice directly to Fisher’s customers, in accordance with the terms outlined in Attachment A.

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

3.3          Supplier will take all necessary measures to ensure that PIFA Heparin/PF4 Rapid Assay devices are received by Fisher (or its customers) with at least six (6) months of the remaining shelf-life. Supplier will take all necessary measures to ensure that Heparin/PF4 Antibody Serum Panels are received by Fisher (or its customers) with at least twelve (12) months of the remaining shelf-life. Supplier will take all necessary measures to ensure that BreathScan products are received by Fisher (or its customers) with at least eighteen (18) months of the remaining shelf- life. Products that do not conform with this requirement will be considered to be defective.

3.4          Supplier will ship to Fisher all Products ordered by Fisher within five (5) days of receipt of the purchase order so long as the order size is consistent with historical levels provided by Fisher to Supplier. If the order size exceeds historical, Fisher and Supplier will mutually agree on an acceptable delivery date.

4.	SALES, MARKETING AND TECHNICAL SUPPORT

4.1          Supplier will engage in sales and marketing support as noted in Attachment C, Rules of Engagement.

4.2          Supplier will provide to Fisher’s customers and sales personnel all reasonable technical support. If there are any spare parts necessary for the operation and repair of the Products, Supplier will make those spare parts available to Fisher or its customers for a reasonable period after delivery of the Products.

4.3          Supplier will provide Fisher with electronic and hard copies of sales and marketing literature for reproduction or electronic distribution by Fisher in the marketing, sale and distribution of the Products.

4.4          Supplier will make demonstration materials available to Fisher’s customers for purchase from Fisher to assist Fisher with marketing and sales of the Products.

6.	MISCELLANEOUS PROVISIONS

6.1          This Agreement will be effective for the Initial Term stated in the heading of the Agreement. This Agreement will automatically renew for successive twelve (12) month periods at Fisher’s option in its sole discretion provided Fisher hits certain targets, as set forth on Attachment 1.3. In the event that Fisher does not hit such Targets, either party may give written notice of its intent not to renew at least ninety (90) days prior to the expiration of the Initial Term and any renewal term. The Initial Term and any renewal terms shall be collectively referred to as the “Term.”

6.2          Either party may terminate this Agreement in the event of a material breach of by the other party. In such event, the non-breaching party will provide thirty (30) days written notice of the breach and will provide an opportunity for the breaching party to cure the breach during the notice period. Notwithstanding the foregoing, Fisher may terminate this Agreement immediately and without penalty if Supplier has breached the provisions set forth in paragraph 20 (Compliance with Laws) of Attachment B hereto.

6.3          In the event of termination or expiration of this Agreement, in the absence of contracts or other obligations between Fisher and its customers that survive termination, Supplier agrees to continue to sell the Products to Fisher for a period of sixty (60) days following termination of the Agreement. In the event that Fisher has customer commitments that survive beyond the termination date of this agreement, Supplier will honor orders for Products necessary to fulfill the customer commitments on the terms and condition applicable at the time of termination until the termination date of the customer commitments.

6.4          Any term of this Agreement that contemplates survival beyond the term of this Agreement will remain enforceable in accordance with its terms notwithstanding the termination or expiration of this Agreement.

6.5          Supplier agrees that it will not use Fisher’s name, logo, or trademarks in any manner (including marketing materials, public announcements, press releases, or similar communications) without the express written consent from Fisher.

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

6.6          This Agreement specifically incorporates by reference the Procurement Terms and Conditions attached hereto as Attachment B as though they were included in their entirety in this Agreement. This Agreement (including Attachment A) and the Procurement Terms and Conditions comprise the entire agreement between the parties. In ordering and delivery of the Products, Fisher and Supplier may use their standard forms, but nothing in those forms will in any way modify or amend the terms of this Agreement or the Procurement Terms and Conditions.

Supplier Signature:		Accepted by:	Fisher Healthcare, a division of Fisher
Scientific Company L.L.C.

Printed Name:	Thomas A. Nicolette	Signature:

Title:	President & Chief Executive Officer, Akers Biosciences, Inc.	Printed Name:	Joe Bernardo, President

Date:	11 JUNE 2010	Date:	11 JUNE 2010

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT
ATTACHMENT 1.3 – TARGET ORDERS

Target Orders. The Target Orders, for purposes of renewing the contract beyond the Initial Term, are set forth below represent the number of cases of PIFA Heparin/PF4 Rapid Assay delivered to Fisher subsequent to Supplier’s receipt of Purchase Orders by December 31 of the corresponding Calendar Year (2012, for the Initial Term and then each calendar year thereafter):

30 Cases

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

ATTACHMENT “A”

Product and Discount Information

Supplier Item Number	Material Description	Material Desc 2	Purchasing Order Unit	Acquistion cost	Min. Purchase

4036025	PIFA HEPARIN/PF4 Rapid Assay	Box = 6 PIFA HPF4 devices	Box	$180.00	48
4036027	Heparin/PF4 Antibody Serum Panel - 2 MEMBER 1POS/1NEG	DROP SHIP ONLY 2EA/BX	Box	$39.00	1
4036028	Heparin/PF4 Antibody Serum Panel - 6 MEMBER 5 POS/1 NEG	DROP SHIP ONLY 6EA/BX	Box	$117.00	1
3330047	Training KIT: 3-Device PIFA HEPARIN/PF4 Rapid Assay	DROP SHIP ONLY 3EA/BX	Box	$90.00	1
4000122	BREATHSCAN .02% Breath Alcohol DETECTOR	Box = 100 lab packs	Box	$200.00	4
4000124	BREATHSCAN .05% Breath Alcohol DETECTOR	Box = 100 lab packs	Box	$200.00	4
4000125	BREATHSCAN .08% Breath Alcohol DETECTOR	Box = 100 lab packs	Box	$200.00	4

All Drop Shipments to DISTRIBUTOR's customers by SUPPLIER will be made using DISTRIBUTOR’s UPS Freight Account Number.. SUPPLIER will not charge any additional material or handling fees on DISTRIBUTOR invoices and DISTRIBUTOR will not request that SUPPLIER provide any reimbursement for freight charges related to Drop Shipments.

Rebate /Growth Incentives

Growth Rebate YOY:

Fisher will be entitled to the growth rebate as set forth below (“Rebate”).

Fisher will measure its SAC for each calendar year of the term of this Agreement and will compare the current year’s Sales at Cost (the “Current SAC”) against the previous calendar year’s SAC (the “Previous SAC”). In the event that Fisher’s Current SAC meets or exceeds the Previous SAC, Fisher will be entitled to a Growth Rebate calculated by multiplying the entire Current SAC by the applicable percentage set forth in the following table:

Current SAC	Applicable Growth Rebate Percentage
>.2M	1.0%
0.2-1.0M	3.0%
$1.0M-2.0M	5.0%
2.0-2.5M	6.0%
>2.5M	7.0%

By February 28 of each calendar year, Fisher will invoice SUPPLIER for the Rebate.

PROCUREMENT TERMS AND CONDITIONS

ALL GOODS AND SERVICES PROCURED BY FISHER HEALTHCARE, A DIVISION OF FISHER SCIENTIFIC COMPANY L.L.C, ITS AFFILIATES OR SUBSIDIARIES, (THE “BUYER”) FROM AKERS BIOSCIENCES, INC. (“SELLER”) SHALL BE IN ACCORDANCE WITH THE FOLLOWING TERMS AND CONDITIONS

ATTACHMENT “B”

1. ACCEPTANCE. This Order is Buyer’s offer to Seller (which term shall include subcontractors, independent contractors, and all other classes of persons performing work hereunder) and shall become a binding contract on the terms and conditions set forth herein upon the earlier of (i) Seller’s acknowledgement or (ii) by Seller’s full or partial performance hereunder. This Order does not constitute an acceptance by Buyer of any prior proposal, quote or offer to sell, and any reference to such is solely for the purpose of incorporating the description and/or specifications of the goods and services contained therein, but only to the extent that such description or specification does not conflict with the description and specifications on the face of the Order.

2. COMPLETE AGREEMENT. This Order and any underlying agreement between the parties on which this Order is based (the “Underlying Agreement”) and the terms and conditions herein constitute the complete agreement between the parties and may not be altered or modified except in writing duly executed by each party. Any additional terms or conditions contained in Seller’s order acknowledgment, or in any other Seller document, shall be deemed objected to by Buyer without the need for further notice of objection, and shall be of no effect, nor shall they be binding upon Buyer under any circumstances unless expressly accepted by Buyer in writing. Buyer’s acceptance or rejection of one or more additional terms or conditions shall not constitute an acceptance of any other additional term or condition. Trade custom, trade usage, course of dealing, and past performance are superseded by this Order and shall not be used to interpret this Order.

3. CHANGES. Buyer shall have the right to make changes to its order prior to receiving a Purchase Order Acknowledgement (EDI code 855) from Seller, including without limitation, in the quantities, specifications, drawings, instructions, or delivery schedule. Any such change that has a significant impact on Seller’s time or cost of performance shall entitle either Seller or Buyer to an equitable adjustment. However, no additional charge will be allowed unless asserted by the Seller within five (5) business days after the change is ordered and authorized by Buyer in writing. Information, such as technical direction or guidance provided to Seller by Buyer’s representatives in connection with Seller’s performance hereunder, shall not be construed either as a change within the meaning of this provision or as direction to proceed outside the scope of this Agreement.

4. CANCELLATION. Buyer may cancel this Order in whole or in part upon notice to Seller in writing or via EDI, within one (1) business day of Buyer’s receipt of Purchase Order Acknowledgment, without liability to Buyer.

5. NO PUBLICITY. Seller shall not issue or cause to be issued any press release, public announcement or disclosure of any kind or nature whatsoever or otherwise disclose the existence of the transactions contemplated hereby except as and to the extent that both parties jointly agree to such press release, public announcement or disclosure previously and in writing.

6. DELIVERY. TIME IS OF THE ESSENCE for delivery to Buyer hereunder. Seller shall promptly provide written notification to Buyer of any possible or actual delay in performance hereunder and shall provide all relevant information concerning the cause for such delay. In no event, however, shall such notice relieve Seller of its obligations under this Order. If delivery is not made within the time specified, Buyer may purchase elsewhere and charge Seller any difference in price and/or Buyer may cancel the entire order or any undelivered portion thereof. Payments due to Seller may be offset against sums owed to Buyer by Seller. Deliveries shall be strictly in accordance with the schedule set out or referred to in the Order and in the exact quantities ordered. In no event shall Buyer be liable for any excess goods shipped by Seller. Buyer reserves the right at Seller’s expense to return goods shipped not in accordance with Buyer’s order set forth on the face hereof. Notwithstanding anything to the contrary set forth in the Agreement or in this Attachment, Seller hereby agrees that it shall not have the right to decline to fill any order submitted by Fisher in accordance with this Agreement.

7. WARRANTY. Seller warrants and guarantees that its goods and services (collectively "Products"): (a) will comply with all relevant specifications and requirements; (b) will be of merchantable quality, free from any latent or patent defects; (c) will be safe and fit for their intended use; (d) shall reference true weights, measures, sizes, legends or descriptions indicated; (e) will be of comparable quality as all samples delivered to Buyer, if any; and (f) shall comply with all applicable laws, rules, regulations, licenses, permits, ordinances, codes and or standards. This warranty and guaranty shall be in addition to any statutory or implied warranties, and warranties of broader scope and service warranties and guarantees given to Buyer by the Seller, and shall survive inspection, test, acceptance, and payment, and shall run to Buyer, its successors, assigns, and customers.

8. NONCONFORMANCE. Buyer will immediately notify the Seller’s Quality Control (QC) Department, in writing, upon discovery thereof, of any products that in the Buyer’s opinion do not conform to the requirements of this Order. All nonconformance inquiries that originate from Buyer’s customers will be handled by Buyer’s customer service organization in accordance with Buyer’s Returned Goods Policy. Once contacted by Buyer, Seller’s QC Department will provide Buyer with a Return Goods Authorization Number ("RGA Number"). This number must be referenced on return shipping documents. Seller will arrange to have said Product shipped to Seller, at the Seller’s expense, for further analysis by the Seller’s QC Department.. All costs with respect to the repair, replacement or refund of the Products that are confirmed to be nonconforming by Seller, including packing, packaging and freight charges, shall be at the Seller’s expense. In the event of a dispute between Seller and Buyer as to the conformity of the Product, the Parties shall engage an independent third party laboratory to resolve same within 30 days of the initial nonconformance inquiry and such third party’s decision shall be final and binding on the Parties.

9. PROPRIETARY RIGHTS. Seller hereby acknowledges that Buyer is the owner of the trademarks and trade names connoting Buyer or Buyer products which it may elect to use in the distribution and sale of the Products, and that Seller has no right or interest in such trademarks and trade names. Seller agrees that it will not use Buyer's name, trade name or trademark in any way without the prior express written consent of Buyer. Seller hereby grants to Buyer the royalty-free license to use Seller's trademarks on the Products, it being expressly understood that if Buyer elects to use Seller's trademarks during the term of the Agreement, Buyer shall properly do so by acknowledging Seller as the owner of such trade names or trademarks and shall discontinue the use of such trademarks in any new material published after the termination hereof. Following the termination of this Agreement, Seller grants to Buyer the right to continue to use Seller's trademarks as necessary in connection with the sale or service of Products purchased by Buyer during the term of this Agreement. Seller represents and warrants that it maintains all rights of ownership or use in any trademark, patent, copyright or any other Intellectual Property necessary to sell the Products to Buyer pursuant to this Agreement ("Intellectual Property"), and that the use by Buyer of any Intellectual Property pursuant to this Agreement will not conflict with or infringe upon the rights of any third party.

10. EQUIPMENT & SPECIAL TOOLING. Buyer shall not be obligated to reimburse Seller for the cost of any equipment or tooling unless specifically agreed to in writing by Buyer. Any equipment, tools, jigs, dies, fixtures, templates, patterns, or drawings (hereinafter collectively called "tools") furnished by Buyer to Seller and any tools made or acquired by Seller for the performance of Buyer's order, the cost of which is separately quoted or advertised in the unit price, shall remain or become the property of Buyer. All such tools shall be used exclusively for production under Buyer's orders. Reproducible drawings for tools to be made or acquired by Seller for performance of Buyer's orders shall be submitted to Buyer for approval or to the manufacturer for acquisition of such tools. Seller will maintain the tools in first-class condition and will make replacements when necessary. Seller will not make any alterations to such tools without Buyer's specific written authorization. Seller will be responsible for all loss or damage to such tools while in Seller's possession. Upon completion or cancellation of this order, such tools shall be disposed of as Buyer shall direct.

11. WORK ON BUYER’S PREMISES. Where Seller is required to enter premises occupied by Buyer or under Buyer’s control to perform services or otherwise, Seller will inspect the premises involved, will provide all necessary safeguards for persons it brings on to the premises, will defend, protect, indemnify and hold Buyer and its successors, assigns and employees harmless from and against all claims, losses, expenses, damages and liabilities, direct, incidental or consequential arising from damage to or loss of property by Seller, its employees or others, or from personal injuries to or death of Seller, Seller’s employees or others resulting from or incidental to the presence of such persons on the premises involved WHETHER THE SAME RESULTS IN WHOLE OR IN PART FROM BUYER’S NEGLIGENCE OR OTHER FAULT BY ACT OR OMISSION, OR THAT OF BUYER’S EMPLOYEES OR OTHERWISE, IT BEING THE INTENT OF THIS PROVISION TO ABSOLVE AND PROTECT BUYER AND ITS SUCCESSORS, ASSIGNS AND EMPLOYEES FROM ANY AND ALL LOSS BY REASON OF SELLER’S PERFORMANCE OF WORK ON BUYER’S PREMISES, and will maintain workmen’s compensation insurance covering all employees performing services related to this order on premises occupied by Buyer or under Buyer’s control. Seller expressly agrees to waive any provisions of the applicable workers compensation law, whereby Seller could preclude its joinder as an additional defendant or avoid liability for damages, contribution or indemnity.

12. RIGHT-OF-ACCESS. Buyer reserves the right, during normal business hours, and with a two (2) business day notice, to verify purchased Products at Seller’s premises and to inspect Seller’s work hereunder to ensure that all relevant standards and specifications are met. Any such inspection by Buyer does not absolve Seller of the responsibility for the quality of Products, nor shall it preclude subsequent rejection by Buyer.

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

13. PACKING & SHIPPING. No charge shall be allowed for handling, packing, crating, drayage or storage without written permission of Buyer and/or as outlined in Attachment A of this Agreement. Goods shall be packaged in a method to preserve and protect from damage and/or degradation, and shall be suitably prepared for shipment by Seller in accordance with acceptable commercial practices and in compliance with all applicable laws. Seller shall cause the goods to be labeled and marked to conform to all requirements of all applicable federal, state and local laws, including but not limited to CE markings. Seller shall identify Buyer’s purchase order number on Seller’s invoice, packing list, bill of lading or on any packages. Seller shall attach an invoice to all shipments, in addition to forwarding a copy of such invoice to Buyer.

14. PRICING. This Order must not be filled at prices higher than last quoted by Seller or as set forth in the Underlying Agreement unless Buyer consents in writing. Seller represents that the prices to be paid or otherwise charged to Buyer are not any higher than the lowest price for such goods or services offered by Seller to any other of its customers, excluding United States government entities. Seller shall be responsible for and pay all federal, state, and local sales, use, income, excise, property, employment, and other taxes similar to, or differing from, any of the foregoing, incurred or levied on or in connection with the manufacture of goods, provision of services, or relating to Seller’s own property. Buyer shall be responsible only for taxes arising from its ownership of the Products. Seller agrees to indemnify Buyer against any loss, liability or expense (including reasonable attorneys fees) resulting from Seller’s failure to pay such taxes, fees, duties, assessments, charges or conditions.

15. TITLE. Seller warrants full, unrestricted title to all goods and services furnished hereunder, free and clear of all liens, security interests and encumbrances. Care, custody and control of, and title to all Products remain with Seller until such time as Buyer takes physical possession or otherwise agrees in writing. Seller shall carry on its work and manufacture of Products at its own risk until the Products are completed and accepted by the Buyer. In the case of accident, destruction or injury to the Products before the Buyer’s final completion and acceptance, Seller shall repair or replace such Products at its own expense and to the Buyer’s satisfaction.

16. HAZARDOUS MATERIALS. Seller will notify Buyer in writing upon acceptance of this Order if Products furnished are subject to laws or regulations relating to hazardous or toxic substances, whether for shipment or use, or when disposed of, to regulations governing hazardous wastes, or any other applicable environmental, health, or safety laws or regulations. Instructions for shipping, handling, warnings, and material safety data sheets shall be provided with each shipment. Seller shall submit to Buyer, prior to the initiation of shipments to Buyer or Buyer’s customer to which Seller drop ships, a copy of all relevant MSDS sheets. Seller agrees to and shall accept, at its facility, all of Buyer’s unsold or expired Products containing hazardous chemicals, materials or substances for disposal, recycling or use. Buyer shall be responsible for packing and transportation costs to Seller. Seller shall be responsible for all other costs, including, without limitation, any costs associated with Seller's disposal, recycling or use.

17. PATENTS. Seller warrants that the manufacture, use and sale of the Products do not infringe any claims of any patent, trademark, trade name, copyright or any other third-party property right. Seller agrees to defend, indemnify and hold Buyer (and its agents, representatives, employees, officers, directors, affiliates, successors, assigns, and customers) harmless from any and all claims, demands, actions, damages and liabilities (including legal fees) involving the infringement of any third-party patent, trademark, copyright or other intellectual property right, or the misappropriation of any trade secret, by reason of the manufacture, use, or sale of said Products by Buyer. Without limiting the foregoing, if any of the Products becomes, or in Buyer’s opinion, may become the subject of any claim, suit or proceeding for infringement of any patent, Seller will, at Buyer’s option and at Seller’s sole expense, (i) obtain for Buyer the right to use, lease or sell the Product, (ii) replace the Product, (iii) modify the Product, or (iv) remove the Product and refund the full purchase price paid by Buyer

18. INDEMNITY & INSURANCE. Seller agrees to defend, indemnify and hold Buyer (and its agents, representatives, employees, officers, directors, affiliates, successors and assigns, customers, and all subsequent users of the Products) harmless from all claims, demands, actions, damages, and liabilities (including reasonable attorney’s fees) in any way connected with the goods or services provided to Buyer hereunder, the breach of any of the terms and conditions contained herein, or any act or omission of Seller, its agents, employees, or subcontractors. Should Seller deem that a recall be necessitated due to a defect or non-conformance of the Products, Seller shall bear all pre-approved costs and expenses of such recall, detailed in writing by Seller, including without limitation, costs of notifying customers, returning Products, customer refunds, lost profits, and any expenses incurred to meet obligations to third parties. Buyer agrees to assist Seller in conducting the recall in a timely manner in accordance with the Guidelines set forth in Title 21 C.F.R. (Food & Drugs). Seller agrees to procure and maintain on an occurrence form basis product liability insurance with respect to the Products and contractual liability coverage relating to the Underlying Agreement, if any, with insurer(s) having Best's rating(s) of A- or better, naming Buyer as an additional insured (Broad Form Vendors Endorsement), with minimum limits in each case of $2,000,000. Seller shall promptly furnish to Buyer a certificate of insurance and renewal certificates of insurance evidencing the foregoing coverages and limits. The insurance shall not be canceled, reduced or otherwise changed without providing Buyer with at least thirty (30) days prior written notice.

19. LIMITATION OF LIABILITY. IN NO EVENT SHALL BUYER BE HELD LIABLE FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, UNLESS DAMAGES WERE LEGALLY DETERMINED TO BE CAUSED BY THE FAULT OR NEGLIGENCE OF BUYER. Buyer’s liability on any claim of any kind for any loss or damage arising out of or in connection with this Order or from the performance or breach thereof shall in no case exceed the price allocable to the Products ordered and delivered hereunder. Any action resulting from any alleged breach by Buyer must be commenced within one year after the cause of action has accrued, or Seller shall be deemed to have waived any such claims.

20.	COMPLIANCE WITH LAWS.

(a) Seller shall comply with all applicable international, federal, state, county, and municipal statutes, laws, regulations, codes, standards, ordinances and orders in its performance hereunder and shall be responsible for all fees associated with such compliance, licenses, permits, certifications, bonds, taxes, duties, tariffs and other applicable fees. Without limiting the foregoing, Seller will comply with all applicable customs laws and requirements of the U.S. (including specifically the U.S. Export Administration Act) and of each country in which the Products are made or likely to transit with respect to (a) the labeling of the Products and their packaging, (b) the export and import of the Products and the subsequent distribution of the Products to Buyer and/or directly to the Buyer’s customers, including the completion and submission of all required documentation, and the payment of all taxes, duties, tariffs and similar expenses. In addition, Seller hereby acknowledges, represents and warrants (i) that Seller WILL NOT provide any Products that in whole or in part have been transferred, exported or imported, directly or indirectly, from a country or nation thereof, subject to restrictions under applicable laws and regulations, including but not limited to inclusion on the Export Administration Regulations’ Denied Party List or any similar list published by a United States or foreign agency; (ii) Seller is not located in, under the control of, or a national resident of any such restricted country; (iii) the Products have not been produced, in whole or in part, by prison labor, sweatshop labor, abusive forms of child labor, slave labor, or by other labor practices in violation of applicable law; and (iv) unless otherwise agreed to in writing by Buyer and Seller, Seller shall serve as the Importer of Record for the Products and shall comply with all applicable laws, be responsible for all applicable fees, and assume all obligations incurred as the Importer of Record.

(b) U.S. Food & Drug Administration (FDA) Compliance: Seller shall comply with all aspects of the FDA Regulations as detailed in Title 21 C.F.R. (Food & Drugs) § 1-1499. Without limiting the foregoing, Seller specifically agrees to the following:

(i) Seller shall ensure proper registration of all establishments and products involved in the development, manufacture and distribution cycles of the Products and shall comply in all respects with any laws relating thereto.

(ii) Seller shall register and remain registered with FDA as the Specification Developer and the Manufacturer of the products and will serve as the Importer of Record under U.S. Customs and Border Protection laws.

(iii) Seller shall register with FDA all Foreign Establishments manufacturing FDA-regulated Products according to the applicable laws and regulations and hereby agrees to perform routine audits of such Foreign Establishments during the term of this Agreement. Seller shall ensure that all Medical Devices produced in their establishment(s) are listed with the FDA and conform to regulations pursuant to FDA Federal Code of Regulations (C.F.R.) Title 21, Subpart H, Part 807.

(iv) All Products quality issues, Medical Device Reporting, reports of corrections and removals and Medical Device Tracking must be performed in a timely manner by Seller and as required by federal laws and regulations with appropriate notice provided to Buyer. Without limiting the foregoing, Seller shall promptly acknowledge receipt of all Product Improvement Reports submitted by Buyer and shall take all necessary and appropriate corrective action deemed appropriate by Seller’s QC Department.

(v) Seller must assure that any Products requiring sterilization comply with all applicable law and Good Manufacturing Practices, as defined by FDA regulations.

(vi) Seller will maintain all required documentation as mandated by FDA regulations and as required pursuant to Seller’s Quality System. Additionally, Seller will comply with and will maintain a process to document such compliance in accordance with the Quality System Regulations (21 C.F.R. § 820). Seller will make any and all such documentation available for review by Buyer (or its designee) pursuant to the terms of this Agreement.

FISHER SCIENTIFIC COMPANY L.L.C. DISTRIBUTION AGREEMENT

(vii) Seller will cooperate with Buyer to allow Buyer (or its designee) to audit Seller or any of Seller’s manufacturers in the supply chain as needed and upon request in compliance with this Agreement given five (5) business days notice.

(viii) With respect to any labels and packaging (including specifically any Instructions for Use and packaging inserts), Seller verifies that all such labels and packaging if required by law, is approved in advance by the FDA.

(ix) With respect to process changes, Seller will communicate to Buyer, in a timely manner, any raw material, formulation or process change that significantly alters the product design or function.

(x) Seller shall be responsible for distributing any customer notifications required by law. Seller shall coordinate such distribution with Buyer’s Quality and Regulatory Departments. Examples of such required communication would be: (i) quality issues, (ii) process changes, (iii) recalls, (iv) Medical Device Reporting, (v) reports of corrections and removals, and (vi) Medical Device Trading.

(xi) Seller, as the Specification Developer and Manufacturer will be responsible for notifications, as required, to FDA pursuant to 21 C.F.R. § 1-1499.

(xii) Notwithstanding the foregoing, in the event that the Products are manufactured or transported by Seller in such a way that another country’s equivalent of the U.S. FDA may have jurisdiction, Seller agrees that it will comply with any such laws and regulations which relate in any way to the marketing, manufacture, distribution or transportation of the Products.

21. ASSIGNMENT. Seller shall not assign this Agreement or any rights or work performed hereunder without the prior written consent of Buyer. Any attempted assignment without such consent shall render this Agreement null and void.

22. WAIVER. No failure to exercise, and no delay in exercising, on the part of Buyer any right, power or privilege hereunder will operate as a waiver, nor will any single or partial exercise of any right, power or privilege preclude further exercise of the same right, power or privilege.

23. VALIDITY OF PROVISIONS. In the event that any provision or any part or portion of any provision of this Order shall be held to be invalid, void or otherwise unenforceable, such holding shall not affect the remaining parts or provisions hereof.

24. GOVERNING LAW & VENUE. This Agreement shall be governed in accordance with the laws of the State of Pennsylvania, without reference to any conflict of law provisions; provided, however, that Seller’s liability for any harm caused by the Products shall be governed by Chapter 82 of the Texas Civil Practice & Remedies Code (the “Texas Code”). Unless the parties agree otherwise in writing, the state and federal courts located in Alleghany County, Pennsylvania shall have exclusive jurisdiction over all disputes hereunder, and the parties hereby consent to such jurisdiction, agree to accept service process by mail, and hereby waive any jurisdiction or venue defenses otherwise available. The parties agree the UN Convention on Contracts for the International Sale of Goods shall not apply to the sale of goods hereunder.

25. CONFIDENTIALITY. Seller expressly agrees to hold as confidential any information which is provided by Buyer ("Confidential Information"). Seller expressly acknowledges and agrees that Buyer's customer names, addresses, key contacts, customer purchase history, documents and information in any way related to the marketing, sale, pricing or distribution of any products are and shall be the Confidential Information of Buyer, regardless of whether such information is expressly marked as "confidential" by Buyer. Additionally, Seller hereto acknowledges and agrees that the existence and nature of this Agreement shall constitute Confidential Information. Seller agrees that it will limit the Confidential Information that it provides to Buyer to information concerning sources, new products development and financial information unless Buyer consents to the disclosure of additional information. In the event Confidential Information is exchanged according to these guidelines, such information will be retained by the Seller in confidence during the term of this Agreement and for a period of five (5) years following the termination of this Agreement. The transmittal of such information is and shall be upon the express condition that the information is to be used solely to effectuate this Agreement; and the Seller shall not use, publish, or disclose said information, in whole or in part, for any purpose other than that stated herein. Notwithstanding the foregoing, the above restrictions on disclosure and use shall not apply to any information which the Seller can show by written evidence, was known to it at the time of receipt, or which may be obtained from third parties who are not, to the Seller's knowledge, bound by a confidentiality agreement to the Buyer, or which is in the public domain, or which may be independently developed without use of the Confidential Information.

26. GRATUITIES. Neither the Seller, nor anyone in privity with the Seller, shall have accepted or accept, or give or agree to give, any gratuity from any person, including but not limited to the Buyer, in connection with the purchase of Products.

27. NON-SOLICITATION. During the term of any Underlying Agreement and for one (1) year after termination of the Underlying Agreement or after placement of the Order (as applicable) (the "Restricted Period"), Seller, whether for its own account or the account of any other person or entity at any time, shall not, directly or indirectly, solicit for employment, any person who is (or was during the Restricted Period) an employee or agent of Buyer, or in any manner, directly or indirectly, induce or attempt to induce any employee of Buyer to terminate his or her employment with Buyer.

28. AUDIT RIGHTS. During the term of the Underlying Agreement or for a reasonable period after placement of the Order or termination of the Underlying Agreement, Buyer shall have the right upon reasonable notice and during normal business hours, with five (5) business days notice, to audit the facilities and records of Seller as reasonably necessary and as subject to any existing confidentiality agreements in order to ensure compliance with the terms of the Underlying Agreement and these Terms and Conditions; provided that Buyer will use commercially reasonable efforts to minimize any inconvenience to Seller as a result of such audit.

If the end user of the Products or Services will be a federal, state or local government or municipality or similar party, the following provisions will apply:

29. GOVERNMENT PROCUREMENT PROVISIONS. If the Products to be furnished by Seller are to be used in the performance of a U.S. government contract or subcontract, those clauses of the applicable U.S. Government procurement regulation which are required and mandated by Federal Statute to be included in U.S. Government subcontracts shall be incorporated herein by reference including, without limitation, the Fair Labor Standards Act of 1938, as amended, and the provisions of Executive Orders Nos. 11246, 11701 and 11758, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Assistance Act of 1974, and all applicable amendments thereto and rules and regulations issued hereunder. Upon Buyer’s request, Seller will promptly provide certification to evidence the country of origin of such materials purchased hereunder. Seller shall indemnify Buyer for any loss, liability, or expense resulting from Seller’s failure to properly comply with Seller’s requirements or applicable laws or regulations regarding country of origin, including but not limited to the Berry Amendment, where applicable.

If the end user of the Products or Services will in any way relate to the federal healthcare programs, the following provision will apply:

30. HEALTHCARE REPRESENTATIONS. The Office of Inspector General (“OIG”) Special Advisory Bulletin on the Effect of Exclusions on Participation in Federal Health Care Programs clarifies the OIG’s sanction authority to impose civil money penalties and deny reimbursement under federal health care programs of any and all products or services if products or services are provided by an excluded entity. (Federal Register, September 30, 1999, Vol. 64, No. 189, pp. 52791-52794.) The OIG Special Advisory Bulletin specifically provides that “items or equipment sold by an excluded manufacturer or distributor, used in the treatment of beneficiaries and reimbursed, directly or indirectly, by a federal health care program violate the OIG’s exclusion.” Seller represents and warrants that neither it, any of its subsidiaries or affiliated businesses, nor any officers, directors, or other key personnel of same, have been (a) convicted or threatened with conviction of any health care related offense, whether state or federal, or (b) been or threatened with being debarred, excluded, or otherwise listed or rendered ineligible for participation in any federal or state healthcare program, as that term is defined by 42 USC §1320a-7b(f) by any state or federal agency (collectively referred to herein as being “Excluded”). If Seller, any of its subsidiaries or affiliated businesses, or any officers, directors, or other key personnel of same, are Excluded or otherwise receive from authorities a notice of intent to Exclude from federal or state healthcare program participation, Seller shall immediately notify Buyer of the same in writing within forty-eight (48) hours. Upon notice of same, Buyer shall have the right to immediately terminate this Order or the Underlying Agreement in its sole discretion without cost or penalty. In the event Seller breaches or otherwise fails to comply with any provision of this Paragraph, Seller hereby agrees to defend, indemnify and hold Buyer harmless from and against any loss, claim, suit, expense or obligation arising out of or resulting from any such breach or noncompliance, including, but not limited to, sanctions, penalties, or fines incurred under the federal Civil Monetary Penalty Law (Section 1128A of the Social Security Act), the Health Insurance Portability and Accountability Act of 1996 or the Balanced Budget Act of 1997.

AMENDMENT
TO

DISTRIBUTION AGREEMENT

BETWEEN

AKERS BIOSCIENCES, INC.

AND

FISHER HEALTHCARE

THIS AMENDMENT TO THE DISTRIBUTION AGREEMENT ("Amendment") is made and entered into effective as of May 1, 2012 (Effective Date"), by and between Akers Biosciences, Inc. ("Supplier") and Fisher HealthCare, an unincorporated division of Fisher Scientific Company, L.L.C. ("Fisher HealthCare"). Supplier and Fisher HealthCare are each sometimes referred to herein individually as "Party" and collectively as the "Parties".

RECITALS:

WHEREAS, the Parties executed a Distribution Agreement effective June 15, 2010 (the "Agreement");

WHEREAS, Supplier per letter dated April 12, 2012 desires to rescind Supplier's letter dated February 22, 2012 terminating the Agreement; and

WHEREAS, Supplier and Fisher HealthCare each desire to amend the Agreement upon the terms and conditions agreed to herein.

NOW, THEREFORE, for the consideration described herein, the Parties agree to amend the Agreement as follows:

1.	Supplier's letter dated April 12, 2012 is hereby rescinded and of no force and effect and the Initial Term shall be amended as follows:

The Initial Term set forth at the top of the first page of the Agreement shall be extended to May 31, 2014. The Initial Term shall automatically renew for successive twelve (12) month periods as set forth in Section 6.1 of the Agreement.

2.	Attachment A to Distribution Agreement. Attachment A shall be amended to reflect the pricing for the Products set forth below:

ABI Item # 4036025             Price $208

ABI Item #4036027              Price $45

ABI Item #4036028              Price $135

3.	Defined Terms and References. All capitalized terms used herein that are not defined herein shall have the same respective meanings ascribed to such terms in the Agreement. All references to Articles, Sections, Paragraphs and Exhibits are to corresponding Articles, Sections, Paragraphs and Exhibits of the Agreement.

4.	Amendment. This Amendment may be amended or supplemented only by an instrument in writing executed by the parties hereto. Except as specifically amended hereby, the Agreement shall continue in full force and effect and is hereby ratified by all parties thereto.

5.	Parties Bound. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and legal representatives. Each Party represents and warrants that it has the authority to sign in their respective capacity as contemplated hereby.

6.	Conflicts. In the event that any conflict is determined to exist between a term or provision of this Amendment and a term or provision set forth in the Agreement or in any other document, it is understood and agreed that this Amendment shall control and govern the construction and interpretation of such term or provision.

7.	Facsimile/Countemarts. This Amendment may be executed in counterparts and by facsimile signatures and such counterparts shall together constitute one enforceable document.

8.	No Oral Agreements. THE AGREEMENT, AS MODIFIED BY THIS AMENDMENT, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN WITNESS WHEREOF, this Amendment has been executed as of the Effective Date.

FISHER HEALTHCARE, an	AKERS BIOSCIENCES, INC.
unincorporated division of Fisher Scientific Company, L.L.C.

By:	By:	/s/ Thomas a. Nicolette
Name:	Name:	THOMAS A. NICOLETTE
Title:	Title:	PRESIDENT AND CEO